EXHIBIT 21.1

LIST OF SUBSIDIARIES

1.	Access Digital Media, Inc., a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

2.	Hollywood Software, Inc., d/b/a Cinedigm Software, a California corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

3.	FiberSat Global Services Inc., d/b/a Cinedigm Satellite and Support Services, a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

4.	ADM Cinema Corporation d/b/a the Pavilion Theatre, a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

5.	Christie/AIX, Inc., a Delaware corporation and a wholly-owned subsidiary of Access Digital Media, Inc.

6.	UniqueScreen Media Inc., a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

7.	Vistachiara Productions Inc., f/k/a The Bigger Picture, d/b/a Cinedigm Content and Entertainment Group, a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

8.	Access Digital Cinema Phase 2, Corp., a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

9.	Vistachiara Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of Cinedigm Digital Cinema Corp.

10.	PLX Acquisition Corp, Inc., a Delaware corporation and a wholly-owned subsidiary of Hollywood Software, Inc.

11.	Access Digital Cinema Phase 2 B/AIX Corp., a Delaware corporation and a wholly-owned subsidiary of Access Digital Cinema Phase 2, Corp.

12.	Cinedigm Digital Funding I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Christie/AIX, Inc.

13.	CDF2 Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Access Digital Cinema Phase 2 Corp.